Exhibit 10.54

SUBLEASE

THIS SUBLEASE is made as of the 13th day of February, 2004, between eiStream Inc. (f/k/a eiSolutions, Inc.), a Delaware corporation, having an office at 2911 Turtle Creek Blvd., Dallas, Texas 75219, hereinafter called “Sublandlord” and Viisage Technology, Inc., a Delaware corporation, having an office at 30 Porter Road, Littleton, MA 01460, hereinafter called “Subtenant”.

WITNESSETH:

WHEREAS, by a certain Lease dated as of March 10, 1998 as amended by a certain First Amendment to Lease dated February 10, 1999, as partially assigned to Sublandlord by a certain Consent to Assignment dated September 1, 2000 (hereinafter collectively called the “Prime Lease”), Sublandlord leases from CALIFORNIA STATE TEACHERS’ RETIREMENT SYSTEM, a public entity created pursuant to the laws of the State of California, having offices at c/o CB Richard Ellis Investors, LLC, 865 South Figueroa Street, 35th Floor, Los Angeles, CA 90017 (the “Prime Landlord”), approximately 56,520 Rentable Square Feet of space (the “Prime Premises”) at the building which initially was located at 290 Concord Road and now is known as 296 Concord Road in Billerica, Massachusetts (herein called the “Building”). A copy of the Prime Lease is attached hereto as EXHIBIT “A” and made a part hereof; and

WHEREAS, Subtenant desires to sublease certain portions of the Prime Premises from Sublandlord; and

WHEREAS, any capitalized terms used in this Sublease which are not otherwise defined herein shall have the same meanings ascribed to such terms in the Prime Lease.

NOW, THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration and of the mutual agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant stipulate, covenant and agree as follows:

1. PREMISES. Sublandlord does hereby sublease to Subtenant a portion of the Prime Premises within the Building consisting of approximately thirty one thousand thirty two (31,032) Rentable Square Feet area on the third (3rd) floor (the “Third Floor Premises”) as outlined on EXHIBIT “B” which is attached hereto and made a part hereof, and approximately one thousand (1,000) Rentable Square Feet on the first (1st) floor adjacent to the loading dock (“Tenant Shipping Area”) as outlined on EXHIBIT “B” for a total of thirty two thousand thirty two (32,032) Rentable Square Feet (collectively, the “Premises”). Sublandlord shall confirm the square footage calculations have been measured by an architect using the Measurement Method (as defined in the Prime Lease) and such verification shall be provided to the Subtenant. In addition, subject to the provisions of this Sublease and the Prime Lease, Subtenant shall have the right, in common with Sublandlord and others entitled thereto, to use of the common lobbies, restrooms, corridors, stairways, elevators, walkways, parking areas, roadways, cafeteria and the Building Fitness Center serving the Property.

2. TERM. The term of this Sublease shall commence on April 5, 2004, provided that all appropriate documentation has been delivered to Subtenant (the “Commencement Date”) and expire on December 31, 2008 (the “Expiration Date”), unless sooner terminated in accordance with the terms set forth herein.

3. USES. Subtenant shall use and occupy the Premises for all lawful business and commercial purposes, but subject, however, expressly to the Permitted Uses and all such limitations imposed on such Permitted Uses by the terms of the Prime Lease.

4. RENT. Subject to the terms of Sections 6 and 17 herein, and beginning on the date which is eight (8) months after the Commencement Date, Subtenant shall pay Sublandlord a monthly base rent (the “Base Rent”) of TWENTY-SEVEN THOUSAND THREE HUNDRED AND SIXTY AND 67/100 DOLLARS ($27,360.67) (at the rate of TEN AND 25/100 DOLLARS [$10.25] per Rentable Square Foot) in advance on the first day of each month. Beginning on the date which is twelve (12) months after the Commencement Date, the annual Base Rent shall be increased to THREE HUNDRED FORTY-FOUR THOUSAND THREE HUNDRED FORTY-FOUR AND 00/100 DOLLARS ($344,344.00) per year which shall be payable in equal monthly installments of TWENTY-EIGHT THOUSAND SIX HUNDRED NINETY-FIVE AND 33/100 DOLLARS ($28,695.33) each (at the rate of TEN AND 75/100 DOLLARS [$10.75] per Rentable Square Foot) in advance on the first day of each month. Beginning on the date which is twenty-four (24) months after the Commencement Date, the annual Base Rent shall be increased to THREE HUNDRED SIXTY THOUSAND THREE HUNDRED SIXTY AND 00/100 DOLLARS ($360,360.00) per year which shall be payable in equal monthly installments of THIRTY THOUSAND THIRTY AND 00/100 DOLLARS ($30,030.00) each (at the rate of ELEVEN AND 25/100 DOLLARS [$11.25] per Rentable Square Foot) in advance on the first day of each month. Beginning on the date which is thirty-six (36) months after the Commencement Date, the annual Base Rent shall be increased to THREE HUNDRED SEVENTY-SIX THOUSAND THREE HUNDRED SEVENTY-SIX AND 00/100 DOLLARS ($376,376.00) per year which shall be payable in equal monthly installments of THIRTY-ONE THOUSAND THREE HUNDRED SIXTY-FOUR AND 67/100 DOLLARS ($31,364.67) each (at the rate of ELEVEN AND 75/100 DOLLARS [$11.75] per Rentable Square Foot) in advance on the first day of each month. Beginning on the date which is forty-eight (48) months after the Commencement Date, the monthly Base Rent shall be increased to equal monthly installments of THIRTY-TWO THOUSAND SIX HUNDRED NINETY-NINE AND 33/100 DOLLARS ($32,699.33) each (at the rate of TWELVE AND 25/100 DOLLARS [$12.25] per Rentable Square Foot) in advance on the first day of each month. Rent for any portion of a month shall be prorated on a thirty (30) day basis. Rent payments will be delivered to Sublandlord’s office located at 2911 Turtle Creek Blvd, Dallas, Texas

75219, Attention: Director of Finance, or such other place as Sublandlord may designate by written notice given to Subtenant.. It is expressly intended between the parties hereto that Subtenant shall have the use and possession of Sublandlord’s existing cubicle furniture (which number approximately 70 in total, including the cubicle furniture currently stored in the portion of the Prime Premises not included in the Third Floor Premises), chairs, desks and telephone equipment within the Premises and within Sublandlord’s other premises on the third floor of the Building and that in exchange for the rent payments set forth in this Section 4, as of December 31, 2008, Subtenant shall be deemed the owner of the said cubicle furniture, chairs, desks and telephone equipment. In addition to the Rent detailed in this Section 4, Subtenant shall pay FORTY THOUSAND FORTY AND 00/100 DOLLARS ($40,040) per year which is the initial estimate for Subtenant’s share of electrical costs for lights, outlets and any hard-wired equipment in the Premises which shall be payable in equal monthly installments of THREE THOUSAND THREE HUNDRED THIRTY-SIX AND 67/100 DOLLARS ($3,336.67) each (at the rate of ONE AND 25/100 DOLLARS [$1.25] per Rentable Square Foot per year) in advance on the first day of each month. Subtenant shall not be required to contribute to the electricity costs for regular Building HVAC as more fully set forth in §7.4.1 of the Prime Lease. Subtenant shall have the audit right once each calendar year to have access to relevant utility invoices in order to verify the accuracy of this figure. The parties agree to adjust the electrical costs figure based on market fluctuations in actual cost not more than once per calendar year.

5. ADDITIONAL RENT. The Subtenant shall pay as Additional Rent Subtenant’s pro-rata share (based on the Rentable Square Feet of the Premises) of (i) the amount (if any) by which Taxes for each Tax Year during the term of this Sublease exceed the Taxes for annual fiscal year 2004, and (ii) the amount (if any) by which Operating Expenses for any calendar year during the term of this Sublease exceeds Operating Expenses for annual calendar year 2004. The Additional Rent computed under this Section 5 shall be prorated should the Sublease commence or terminate before (a) the end of any Tax Year for that portion related to Taxes; or (b) the end of any calendar year for that portion related to Operating Expenses. The Subtenant shall pay to Sublandlord such Additional Rent within thirty (30) days after written notice from Sublandlord that it is due. Upon request of Sublandlord, Subtenant shall make monthly payments of Additional Rent on the first day of each month equal to one-twelfth (1/12) of the amount of such Additional Rent last paid by Subtenant or as reasonably projected by Sublandlord to be due from Subtenant, with a final accounting and payment for each tax and operating period to be made within thirty (30) days after written notice from Sublandlord of the exact amount of such Additional Rent. In the event Taxes on the Premises, based upon which Subtenant shall have paid Additional Rent, are subsequently reduced or abated, Subtenant shall be entitled to receive a rebate of its pro-rata share of the amount abated, provided that the amount of the rebate allocable to Subtenant shall in no event exceed the amount of Additional Rent paid by Subtenant for such fiscal year on account of such real estate taxes under this Section 5, and further provided the rebate allocable to Subtenant shall be reduced by 30% of the cost of obtaining such reduction or abatement. In addition, if Subtenant requests that any non-standard services provided by Prime Landlord to

Subtenant or the Premises in accordance with Section 3.3 of the Prime Lease, Subtenant shall negotiate directly with Prime Landlord for all such non-standard services and billing procedures, and Subtenant shall pay Prime Landlord directly for all such non-standard services.

6. PREPARATION FOR OCCUPANCY. As of the date on which Prime Landlord grants its consent to this Sublease (the “Occupancy Date”), Subtenant shall accept the Premises in its then “as is” condition, except that it will be in “broom clean condition” and all light bulbs and ceiling tiles will be replaced as needed and except that Sublandlord, at its sole cost and expense, shall cause the cubicle furniture described in Section 4 above to be set-up and electrically wired as per their current configuration (which shall include moving to the Third Floor Premises the cubicle furniture currently stored in the portion of the Prime Premises not included in the Third Floor Premises, and setting-up and wiring such furniture in the same manner as the cubicle furniture currently located in the Third Floor Premises) in the Premises prior to the Commencement Date. Subject to Prime Landlord’s approval of an executed Sublease, Subtenant may be permitted access to the Premises prior to the Commencement Date for the sole purposes of installing telephone and communication systems and related cables, moving furniture, equipment and other personal property and making such improvements as deemed necessary by Subtenant.

7. Incorporation of Prime Lease.

(a) Subordination to Prime Lease. This Sublease is subject and subordinate to the Prime Lease. Except as otherwise specifically provided herein or as may be inconsistent with the terms hereof, all of the terms, covenants and conditions with which Sublandlord is bound to comply under the Prime Lease shall, to the extent only that they apply to the Premises, be binding upon Subtenant, and all of the obligations of Prime Landlord set forth in the Prime Lease shall, to the extent that they apply to the Premises, inure to Subtenant’s benefit. In the case of any breach of this Sublease by Subtenant or Sublandlord, Sublandlord and Subtenant shall have all the rights against the other as would be available to the Prime Landlord against Sublandlord and Sublandlord against the Prime Landlord, respectively, under the Prime Lease if such breach of the Prime Lease were by the Sublandlord or the Prime Landlord. It is the intention of the parties that, except as otherwise provided in this Sublease, the relationship between Sublandlord and Subtenant shall be governed by the language of the various articles of the Prime Lease, which are incorporated herein by reference as if they were typed out in this Sublease in full, and for that purpose the words “Landlord”, “Tenant” and “Lease” as used in the Prime Lease, shall read, respectively, “Sublandlord”, “Subtenant” and Sublease”.

(b) Deletions; Modifications. For the purposes of this Sublease, the following provisions of the Prime Lease are hereby deleted or modified as follows:

Delete the following sections:

Section 1.3 “Definitions” delete the definitions of: “Additional Costs”; “Alternate Premises Excess Rent”; “Building Tight Date”; “Bull HN”; “Development Plan”; “ESI 1998 Holdover Damages”; “ESI Premises”; “ESI Sublease”; “ESI Late Delivery Holdover Damages”; “Excess Space”; “Expansion Space”; “Extension Term”; “Fair Market Value”; “First Extension”; “Landlord Delay”; “Landlord’s Architect”; “Landlord’s Termination Indemnity Period”; “Landlord’s Assigned Warranties”; “Landlord’s Contractor”; “Second Extension”; “Storage Space”; “Target Building Tight Date”; “Target Delivery Date”; “Tenant Delay”; “Tenant Termination Indemnity Period”; and “Tenant’s Plans”;

Section 2.2 “Appurtenant Rights and Reservations” delete the last sentence of Section 2.2.1 relating to exclusive use of the elevator or elevators. Also delete all of Section 2.2.3;

Article IV “Construction of Premises and Commencement Date” delete in its entirety;

Section 6.2 “Transfers to Affiliates” delete in its entirety;

Section 10.3.7 “Self-Insure” delete in its entirety;

Article XIV “Tenant’s Rights to Expansion Space” delete in its entirety;

Article XV “Right of First Offer Space in Existing Building” delete in its entirety;

Article XVI “Option to Extend” delete in its entirety;

Article XVII “Additional Rights of Tenant” delete in its entirety;

Article XIX “Holdover by ESI and Lease Binding Date” delete in its entirety;

Exhibit BA “Brokerage Agreement” delete in its entirety;

Exhibit BB “Landlord’s Construction of Base Building” delete in its entirety;

Exhibit CD “Covenants Relating to Tenant’s Communications Dish” delete in its entirety;

Exhibit CG “Form of Completion Guarantee” delete in its entirety;

Exhibit FM “Determination of Fair Market Value” delete in its entirety;

Exhibit LW “Form of Assignment of Landlord’s Warranties” delete in its entirety; and

Exhibit SP “Tenant’s Signage Plan” delete in its entirety.

Modify the following sections:

Section 1.3 “Definitions” modify the definitions of: “Basic Rent” in accordance with the terms of Paragraph 4 herein; “Broker” in accordance with the terms of Paragraph 17 herein; “Commencement Date in accordance with the terms of Paragraph 2 herein; “Premises” in accordance with the terms of Paragraph 1 herein; “Rentable Square Feet” in accordance with the terms of Paragraph 1 herein; and “Tenant’s Proportionate Share” in accordance with the terms of Paragraph 5 herein;

Section 2.2. “Appurtenant Rights and Reservations” modify Section 2.2.2 to provide that any use of the Building Fitness Center by Subtenant or its employees, agents or others claiming by or through Subtenant, shall be entirely at the risk of Subtenant and/or such person and Sublandlord and Prime Landlord shall have absolutely no responsibility, liability or obligation for any loss, damage, injury, death, expense or otherwise with respect to any such use of the Building Fitness Center by Subtenant or its employees, agents or others claiming by or through Subtenant. Such use of the Building Fitness Center shall be in strict accordance with the terms of the Prime Lease and any and all rules and regulations promulgated by Prime Landlord with respect to such Building Fitness Center;

Section 3.2 “Basic Rent” modify Section 3.2.1 in accordance with the terms of Paragraph 4 herein;

Section 5.2 “Installations and Alterations by Tenant” modify Section 5.2.1 such that the Section reads as follows:

“Subtenant shall make no alterations, additions, or improvements in or to the Premises (collectively, “Subtenant Alterations”) without obtaining Prime Landlord’s and Sublandlord’s prior written consent in each instance, which consents both Prime Landlord and Sublandlord agree shall not be unreasonably withheld, conditioned or delayed; provided, however, that Subtenant Alterations costing less than ten thousand dollars ($10,000.00) in the aggregate may be undertaken by Subtenant without Sublandlord’s or Prime Landlord’s prior consent, but Subtenant shall nonetheless give written notice a minimum of ten (10) days prior to undertaking any such Subtenant Alterations and all such Subtenant Alterations shall be conducted in accordance with all further requirements of this Section 5.2. In no event shall Subtenant make any Subtenant Alterations which alter structural elements of the Building or alter any elements or systems included in the Base Building. All Subtenant Alterations shall (i) be in accordance with plans and/or specifications sufficient to describe the nature and scope of proposed Subtenant Alterations as reasonably approved by Prime Landlord and Sublandlord, (ii) be made only in accordance with the standards and procedures set forth in Exhibit TA attached to the Prime Lease, (iii) be made at Subtenant’s sole expense and at such times and in such manner as Prime Landlord and Sublandlord may from time to time reasonably designate and (iv) upon the expiration or earlier termination of the term of this Sublease, to the extent specified by Prime Landlord and/or Sublandlord, become part of the Premises and the property of Prime Landlord and/or Sublandlord.”;

Section 6.1 “Prohibition” modify Section 6.1 in accordance with the terms of Paragraph 10 herein;

Section 17.3 “Parking” modify Section 17.3 in accordance with the terms of Paragraph 14 herein;

Section 18.12 “Notices” modify Section 18.12 in accordance with the terms of Paragraph 9 herein;

Section 18.22 “Brokers” modify Section 18.22 in accordance with the terms of Paragraph 17 herein.

(c) Additional Subordination Provisions. Section 18.15 of the Prime Lease entitled “Rights of Mortgage Holders” is hereby further amended to provide that no further SNDA (as such term is defined in Section 18.15.1 of the Prime Lease) will be granted to Subtenant. Sublandlord represents and warrants to Subtenant that, to the best of Sublandlord’s knowledge, it has received an SNDA from all current mortgagees and ground lessors of the Property and will use reasonable efforts to enforce the provisions of Section 18.5.1 of the Prime Lease requiring the Prime Landlord to provide an SNDA from all future mortgagees and ground lessors of the Property.

(d) Amendment, Modification of Prime Lease. Sublandlord shall not terminate, amend or modify the Prime Lease, or consent to any of the foregoing, to the extent that any such action would affect the Premises or the terms or conditions applicable thereto, without the prior written consent of Subtenant which consent will not be unreasonably withheld, conditioned or delayed. Upon the termination or threatened termination of the Prime Lease for any reason whatsoever, Sublandlord shall immediately notify Subtenant. Further, Sublandlord shall promptly provide Subtenant with copies of all notices of default that Sublandlord delivers to, or receives from, Prime Landlord under the Prime Lease. Sublandlord shall indemnify and hold Subtenant harmless from and against any and all claims, liabilities, losses, damage, demands, expenses (including, without limitation, reasonable attorney’s fees), actions and causes of action of any kind whatsoever by reason of any breach or default on the part of Sublandlord, in its capacity as tenant under the Prime Lease, under the Prime Lease by reason of which the Prime Lease may be terminated or forfeited.

(e) Representation Regarding Prime Lease. Sublandlord represents to Subtenant that the copy of the Prime Lease attached hereto as EXHIBIT “A” is a true and complete copy of the Prime Lease including any amendments thereto, that the Prime Lease is in full force and effect, that the Sublandlord, in its capacity as tenant under the Prime Lease, has not received a notice of default or a notice of termination under the Prime Lease, and that Sublandlord is not aware of any default by Prime Landlord or Sublandlord, in its capacity as tenant thereunder, under the Prime Lease.

8. Quiet Enjoyment; Adherence to Prime Lease.

(a) Quiet Enjoyment. Sublandlord covenants and agrees with Subtenant that upon Subtenant paying the rent and additional rent reserved in this Sublease and observing and performing all of the other obligations, terms, covenants and conditions of this Sublease on Subtenant’s part to be observed and performed, Subtenant may peaceably and quietly enjoy the Premises during the term; provided, however, that, subject to the provisions of Section 7(e) above, this Sublease shall automatically terminate upon termination of the Prime Lease and Subtenant shall have no claim against Sublandlord unless such termination was caused by the default of Sublandlord in the performance of its obligations under the Prime Lease which have been assumed by Sublandlord under this Sublease and have not been assumed by Subtenant hereunder.

(b) Adherence to Prime Lease. Each party to this Sublease will fully and faithfully perform its obligations under the Prime Lease (in the case of Subtenant shall be as such terms are applicable to the Premises subleased herein), and shall indemnify and save the other harmless from any loss, cost, liability, damage or expense (including, without limitation, reasonable attorneys’ fees) that such party may suffer on account of a default by either party in performing its respective obligations under the Prime Lease or allowing a “Default of Tenant” (as defined in such Prime Lease) to exist thereunder.

9. NOTICES. Any notice, demand or request under this Sublease shall be in writing and shall be considered properly delivered when addressed as hereinafter provided and delivered by registered or certified mail (return receipt requested) which is deposited in the United States general or branch post office or delivered by private express mail service. Any notice, demand or request by Subtenant to Sublandlord shall be addressed to Sublandlord at the following address:

eiSolutions, Inc.

2911 Turtle Creek Blvd.

Dallas, Texas 75219-6223

Attention: Director of Finance

Copy to: General Counsel

Before and after the Commencement Date, any notice demand or request by Sublandlord to Subtenant shall be addressed to Subtenant at the following address until otherwise directed in writing by Subtenant:

Viisage Technology, Inc.

30 Porter Road

Littleton, MA 01460

Attention: Chief Financial Officer

Copy to: General Counsel

10. ASSIGNMENT AND SUBLETTING. Subtenant agrees that it shall not assign, mortgage, transfer, pledge or encumber its interest in this Sublease, in whole or in part, or sublet or permit the subletting of the Premises, or permit the Premises or any part thereof to be occupied or used by any person or entity other than Subtenant, in each case without first obtaining the prior written consent of Sublandlord, which consent Sublandlord will not unreasonably withhold, condition or delay. No such assignment or sublease shall operate to release Subtenant from its obligations under this Sublease. Failure of Sublandlord to obtain the consent of Prime Landlord, if required, shall be a reasonable and conclusive basis for withholding consent. Notwithstanding the foregoing, without Sublandlord’s prior written consent (but with prior notice to Sublandlord and Prime Landlord), Subtenant shall have the right to assign this Sublease or sublet the Premises or any portion thereof to any successor of Subtenant resulting from a merger or consolidation of Subtenant and to any entity under common control of Subtenant (or any successor to Subtenant due to a sale of its business).

11. PRIME LANDLORD’S RESPONSIBILITIES. Subtenant recognizes that Sublandlord is not in position to furnish the services set forth in the Prime Lease, obtain an agreement of non-disturbance or to perform certain other obligations which are not within the control of Sublandlord, such as, without limitation, maintenance, repairs and replacements to the Building and the Premises, compliance with laws, and restoration of the Premises and the Building after casualty or condemnation. Therefore, notwithstanding anything to the contrary contained in this Sublease, Subtenant agrees that Subtenant shall look solely to Prime Landlord to furnish all services and to perform all obligations agreed upon by Prime Landlord under the Lease to furnish and perform.

Sublandlord shall not be liable to Subtenant or be deemed in default hereunder for failure of Prime Landlord to furnish or perform the same. However, whenever under the terms of the Prime Lease, Prime Landlord shall be obligated to perform or make any repair or replacement and shall fail to perform such of its Prime Lease obligations pertaining to the Premises, Sublandlord shall use its reasonable efforts to compel performance of such by Prime Landlord and Subtenant may, at its option, enforce performance thereof if and to the extent authorized by the terms of the Prime Lease, and Sublandlord shall cooperate with Subtenant in such enforcement. Notwithstanding anything herein to the contrary, this Sublease is subject to the Prime Landlord’s approval and consent hereto and Sublandlord shall make all reasonable effort to deliver to Subtenant within a reasonable time a Consent to Sublease by the Prime Landlord which document shall be reasonably acceptable to Subtenant and will specify Subtenant’s rights in the Premises in the event of default by Sublandlord or Prime Landlord. If such Consent to Sublease is not obtained within forty-five (45) days after the execution of this Sublease by Sublandlord and Subtenant, each of Sublandlord and Subtenant shall have the right to declare this Sublease null and void and of no further force and effect by delivering notice to the other party within fifteen (15) days after the expiration of such 45-day period.

12. CASUALTY AND CONDEMNATION. Article XII, entitled “Fire, Eminent Domain, Etc.” of the Prime Lease is modified to provide that if by operation of this article, the Prime Lease is not terminated and continues in full force and effect, this Sublease shall not be terminated but shall also continue in full force and effect, except that until the Premises are restored in accordance with this article, there shall be a proportionate abatement of annual rent and additional rent payable hereunder to the extent of damage to the Premises as reasonably determined by Prime Landlord, Sublandlord and Subtenant; provided, however, that such abatement shall in no event exceed the abatement granted to Sublandlord under the Prime Lease for the Premises and, provided further, that no compensation or claim or reduction will be allowed or paid by Sublandlord by reason of inconvenience, annoyance or injury to Subtenant’s business arising from the necessity of effecting repairs to the Premises or any portion of the Building, whether such repairs are required by operation of this article or any other provision of the Prime Lease.

13. SIGNAGE. Subtenant shall be entitled to maintain, at its sole cost and expense, subject to compliance with all Legal Requirements and subject to the prior approval of both Prime Landlord and Sublandlord as to size, design and location thereof, which approval both Prime Landlord and Sublandlord agree shall not be unreasonably withheld, conditioned or delayed (provided the same are in good taste and consistent with the character of the Building) the following signage: (a) on a shared exterior monument at the main entrance to the Building if allowed by the terms of the Prime Lease; (b) to replace Sublandlord on the existing exclusive exterior sign located adjacent to the Building; (c) on a Building directory of tenants in the main lobby of the Building; and (d) at Subtenant’s entry to the Premises. All of such signage shall be maintained and repaired by Subtenant, at Subtenant’s expense, in first class condition and shall be removed by Subtenant, at Subtenant’s expense, upon the expiration or earlier termination of the term of this Sublease. Further, Sublandlord hereby assigns to Subtenant, as of the Occupancy Date, such rights of use (if any) Sublandlord may have to the “Building Signage”, as that term is defined in Section 17.1.2 (b) of the Prime Lease; any rights hereby transferred to Subtenant are at all times subject to the terms of the Prime Lease and the approval of the Prime Landlord.

14. PARKING. Throughout the term of this Sublease, Subtenant shall have the right to use in common with others the parking facilities on the Land on a nonexclusive basis at a ratio equal to no less than three and one-half (3.5) parking spaces for every 1,000 Rentable Square Feet of Premises demised to Subtenant pursuant to this Sublease (up to a maximum of one hundred twelve [112] parking spaces).

15. SECURITY DEPOSIT.

(a) DEFINED. Subtenant will pay on the execution and delivery of this Sublease the sum of FIFTY-SIX THOUSAND AND 00/100 DOLLARS ($56,000.00), to be paid in cash delivered to Sublandlord (the “Security”).

(b) Terms Governing Security. The Security shall be held as security for the full and faithful performance of the terms, covenants and conditions of this Sublease on Subtenant’s part to be performed or observed, including but not limited to payment of rent and additional rent in default or for any other sum which Sublandlord may expend or be required to expend by reason of Subtenant’s default, including any damages or deficiency in reletting the Premises, in whole or in part, whether such damages shall accrue before or after summary proceedings or other re-entry by Sublandlord. If Sublandlord uses all or any portion of the Security posted herein, Subtenant shall within ten (10) days after demand for same, redeposit an amount sufficient to restore the Security to the full amount required herein. If Subtenant shall fully and faithfully comply with all the terms, covenants and conditions of this Sublease on Subtenant’s part to be performed or observed, the Security, or any unapplied balance thereof, shall be returned to Subtenant within thirty (30) days after the time fixed as the expiration of the term and after the removal of Subtenant and surrender of possession of the Premises to Sublandlord. Notwithstanding anything herein to the contrary and subject at all times to Subtenant’s compliance with the terms and conditions of this Sublease, the parties acknowledge their intention to apply the applicable portion of the Security to Subtenant’s Rent obligation for the final month of the Term of this Sublease (December, 2008).

16. SUBLANDLORD’S RIGHT TO REMEDY SUBTENANT DEFAULTS. Sublandlord shall have the right, but shall not be obligated, to correct or remedy any default on the part of Subtenant under any provision of the Sublease or the Prime Lease (to the extent applicable to the Subtenant under the terms hereof) in respect of the Premises. Subtenant agrees that in the event Sublandlord shall correct or remedy any such default after the cure period therefor, Subtenant shall pay to Sublandlord the reasonable cost thereof, including reasonable expenses and attorney’s fees, upon written demand therefor.

Subtenant shall have the right, but shall not be obligated, to correct or remedy any default after the cure period therefor on the part of Sublandlord under this Sublease or under the Prime Lease, and Sublandlord agrees that in such event, Sublandlord shall pay to Subtenant the reasonable cost thereof including reasonable expenses and attorney’s fees upon written demand.

17. BROKER. Except for CB Richard Ellis, Inc. and Trammell Crow Company, each party warrants and represents to the other that such representing party has dealt with no other broker in connection with the consummation of this Sublease and, in the event of any brokerage claims against either predicated upon prior dealings with the other, such party agrees to defend the same and indemnify the party not misrepresenting this statement against any such claim. Sublandlord shall pay CB Richard Ellis, Inc. a commission pursuant to the terms of a separate agreement. Pursuant to Sections 4 and 6 of this Sublease, Sublandlord shall pay to Trammell Crow Company the sum of FOUR AND 00/100 DOLLARS ($4.00) per Rentable Square Foot for Subtenant’s obligation to pay a commission equal to this amount to Trammell Crow Company (“Trammell Crow Commission”). Subtenant shall indemnify and hold Sublandlord harmless from and against any and all obligation or failure to pay any additional commission due to Trammell Crow Company other than the Trammell Crow Commission.

18. BINDING EFFECT; ENTIRE AGREEMENT. This Sublease shall be binding on Subtenant and its heirs and executors, and on the respective legal representatives, successors and assigns of all the parties. This Sublease contains the entire agreement of the parties with respect to the subject matter herein and may not be modified except by instrument in writing which is signed by both parties.

19. OPTION TO EXPAND SQUARE FOOTAGE.

(a) Contiguous Premises. Should Sublandlord enter into a letter of intent or otherwise agree on terms with any third party to sublease to such third party all or any portion of the Prime Premises which is contiguous with the Premises and is available prior to the execution of this Sublease (the “Contiguous Premises”), and provided no default by Subtenant under this Sublease then exists (subject to any applicable notice and cure periods), Sublandlord shall provide written notice to Subtenant describing the terms of such letter of intent or other agreement and Subtenant shall have fifteen (15) days from its receipt of such notice to notify Sublandlord of Subtenant’s desire to sublease such additional space. If Subtenant shall elect to so sublease such additional space, Sublandlord and Subtenant shall execute an amendment to this Sublease in order to add such additional space to the Premises.

(b) Non-Contiguous Premises. Should any space in the Building being leased by Sublandlord not included in the Premises (other than the Contiguous Premises) become available for sublease during the term of this Sublease, and provided no default by Subtenant under this Sublease then exists (subject to any applicable notice and cure periods), Subtenant will have a right of first offer to sublease such additional space upon the same terms as this Sublease and at Subtenant’s then current Rent per rentable square foot. Upon such additional space becoming available, Sublandlord shall provide written notice to Subtenant of the availability of such additional space and Subtenant shall have fifteen (15) days from its receipt of such notice to notify Sublandlord of Subtenant’s desire to sublease such additional space. If Subtenant shall elect to so sublease such additional space, Sublandlord and Subtenant shall execute an amendment to this Sublease in order to add such additional space to the Premises.

20. RULES AND REGULATIONS. Subtenant shall comply with the Rules and Regulations for the Premises, as issued from time to time by Prime Landlord in accordance with Section 18.7 of the Prime Lease.

21. SUBLANDLORD REPRESENTATIONS. Sublandlord represents to Subtenant that, to the best of Sublandlord’s knowledge, (i) the Building complies with M.G.L. c. 21E, (ii) the Building and the Land are free from asbestos and other hazardous environmental materials and (iii) there are no current indoor air quality issues with respect to the Building. Sublandlord agrees to indemnify and hold Subtenant harmless against any loss, cost or expense incurred by Subtenant as a result of the inaccuracy of the foregoing representations.

IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have executed this Sublease as of the day and year first above written.

EISTREAM, INC.		VIISAGE TECHNOLOGY, INC.
SUBLANDLORD		SUBTENANT

BY:	/S/ PATRICIA MCARDLE	BY:	WILLIAM K. AULET
NAME:	PATRICIA MCARDLE	NAME:	WILLIAM K. AULET
TITLE:	VP AND GENERAL COUNSEL	TITLE:	SVP AND CFO